UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-A/A
(Amendment No. 3)
 _____________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
   _____________________
(Exact name of registrant as specified in its charter)
  _____________________

Delaware	26-1631624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

145 Hunter Drive, Wilmington, Ohio	45177
(Address of principal executive office)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.01 per share	The NASDAQ Stock Market, LLC

Preferred Stock Purchase Rights, with respect to Common Stock, par value $0.01 per share	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-105137 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None.
(Title of class)

EXPLANATORY NOTE
This Amendment is filed to update the Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on August 15, 2003 by ABX Air, Inc., as amended by the Form 8-A/A (Amendment No. 1) filed with the Commission on July 26, 2007 by ABX Air, Inc. and the Form 8-A/A (Amendment No. 2) filed with the Commission on January 2, 2008 by ABX Holdings, Inc. (now known as Air Transport Services Group, Inc.), the successor to ABX Air, Inc.
On June 14, 2012, Air Transport Services Group, Inc. (the “Company”) and Computershare Trust Company, N.A., as successor Rights Agent, executed the Second Amendment to the Preferred Stock Rights Agreement dated as of June 11, 2012 (the “Amendment”), amending the Preferred Stock Rights Agreement dated as of December 31, 2007, as amended (the “Rights Agreement”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant's Securities to be Registered
Reference is made to the Preferred Stock Rights Agreement, dated as of December 31, 2007 (“Rights Agreement”), by and between Air Transport Services Group, Inc. (formerly known as ABX Holdings, Inc.), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor rights agent (“Rights Agent”), as amended by the First Amendment to the Preferred Stock Rights Agreement (the “First Amendment”), dated as of October 30, 2009. On June 14, 2012, the Rights Agreement was further amended pursuant to the Second Amendment to Preferred Stock Rights Agreement, dated as of June 11, 2012 (“Second Amendment”). The Second Amendment increased the beneficial ownership threshold from 15% to 17.5% by which a Person, including any such Person's Affiliates or Associates (as those terms are defined in the Rights Agreement), becomes an “Acquiring Person” as contemplated by the Rights Agreement, subject to certain exceptions, and makes certain other changes to the Rights Agreement.
The foregoing summary description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which has been filed herewith as Exhibit 4.2. The First Amendment, which is also filed herewith, and the Second Amendment are incorporated by reference herein. Documents filed by the Company with the Securities and Exchange Commission (“SEC”), including the Rights Agreement, can be obtained free of charge from the SEC's website at www.sec.gov, or from the Company upon written request to Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, Attention: Secretary.
Item 2. Exhibits
The following exhibits are filed as part of this registration statement on Form 8-A.

4.1
First Amendment to the Preferred Stock Rights Agreement by and between Air Transport Services Group, Inc. (formerly known as ABX Holdings, Inc.) and National City Bank, as Rights Agent (filed herewith) dated as of October 30, 2009.

4.2
Second Amendment to the Preferred Stock Rights Agreement by and between Air Transport Services Group, Inc. (formerly known as ABX Holdings, Inc.) and Computershare Trust Company, N.A., as successor Rights Agent, (filed herewith) dated as of June 11, 2012.

4.3
Preferred Stock Rights Agreement by and between Air Transport Services Group, Inc. and National City Bank, dated December 31, 2007 (incorporated by reference to Exhibit 4.3 to the Form 8A/A (Amendment No. 2) filed by ABX Holdings, Inc. (now known as Air Transport Services Group, Inc.) on January 2, 2008 (File No. 000-50368)).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Sr. Vice President
Corporate General Counsel & Secretary

Date:	6/18/2012